Contact:
[LOGO OF PRANDIUM, INC.]	Robert L. Carl
Vice President
Investor, Public and
Media Relations
949-863-8500

Prandium Announces the Resignation of Chairman and
CEO Kevin Relyea
– Finance veteran Robert T. Trebing, Jr. becomes acting CEO –

Irvine, California – December 30, 2002 –Prandium, Inc. (OTC BB: PRDM), announced today that its Board of Directors has accepted the resignation of Kevin S. Relyea as Chairman of the Board and President and Chief Executive Officer of Prandium. The Board also announced that long-time finance veteran Mr. Robert T. Trebing, Jr. will lead the Company as acting CEO and President. While holding the CEO and President titles, Mr. Trebing will have full authority to execute strategies in consultation with the Board. In addition, Prandium has retained Alvarez & Marsal, Inc., management consultants, to assist the Company with its review and development of strategic operating alternatives and sustainable growth opportunities.

Mr. Relyea did not disclose any specific plans for his future, saying only that he “wanted to pursue several new opportunities.” Relyea commented, “When I joined the Company we had significant challenges facing us. I have had the honor of leading thousands of talented and hardworking colleagues at Prandium, and we have many accomplishments to show for our work together, including the completion of a capital restructuring in July of 2002.”

Mr. Relyea concluded, “In the pursuit of the best interests of our shareholders, I believe it is best for the Company that we make this change in leadership. I believe that Bob and the management team have the capability and determination to continue the Company’s turn around. Knowing Bob as I do, I believe that the transition with him and the new board will be smooth and will provide opportunity for improved value.”

Mr. Trebing, age 53, most recently Executive Vice President, Chief Financial Officer and Treasurer of Prandium, will continue in these roles and will also assume the President’s role for the Company’s three restaurant concepts—Chi-Chi’s, Koo Koo Roo and Hamburger Hamlet. Since joining the Company in 1980, Trebing has held key financial positions of increasing scope and responsibility. Mr. Trebing has served as CFO since July 1995.

Mr. Trebing concluded, “I have had the privilege of working with Kevin over the past seven years. I share his enthusiasm for Prandium and its well known restaurant concepts. The executive management team is committed to building on this foundation and continues to be focused on improving sales and earnings.”

- more -

Prandium Announces the Resignation of Chairman and CEO	page 2

Prandium operates a portfolio of full-service and fast-casual restaurants in the United States and also licenses its concepts outside the United States. Prandium, Inc. is located at 2701 Alton Parkway, Irvine, CA 92606. To contact the company call (949) 863-8500, or the toll-free investor information line at (888) 288-PRAN, or link to www.prandium.com. Address email to invest@prandium.com.

This press release contains certain forward looking statements and comments, including information about management’s view of the Company’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Prandium, Inc., its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the ability of the Company to sell the Hamburger Hamlet restaurant chain on acceptable terms; the development of successful marketing strategies for each of the Company’s concepts; the effect of national and regional economic conditions; the availability of adequate working capital; competitive products and pricing; changes in legislation; demographic changes; the ability to attract and retain qualified personnel; changes in business strategy or development or divestment plans; business disruptions; changes in consumer preferences, tastes and eating habits; and increases in food, labor and utility costs. These risks and others are discussed from time to time in the periodic reports and filings of Prandium, Inc. with the Securities and Exchange Commission, including but not limited to its Form 10-Ks and Form 10-Qs.

Prandium, Chi-Chi’s, Koo Koo Roo and Hamburger Hamlet are registered trademarks or service marks of their respective holders. © Prandium, Inc. 2002. All rights reserved.

###